Securities and Exchange Commission
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 28, 2011

KINGOLD JEWELRY, INC.
 (Name of Registrant as specified in its charter)

Delaware	001-15819	13-3883101
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

15 Huangpu Science and Technology Park
Jiang’an District
Wuhan, Hubei Province, PRC 430023
(011) 86 27 65660703
(Address and telephone number of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) On January 28, 2011, Dr. Vincent F. Orza, Jr. notified the Board of Directors (the “Board”) of Kingold Jewelry, Inc. (“Kingold”) that he was resigning from the Board, effective immediately. Dr. Orza resigned from the Board due to a disagreement over Kingold’s equity offering which he did not support at the $3.19 per share offering price. He felt that Kingold was undervalued at such price.  Kingold’s previously announced US$22.9 million equity offering closed on January 13, 2011. At the time of his resignation, Dr. Orza served as the Chairman of the audit committee of the Board, a member of the compensation committee of the Board and a member of the nominating committee of the Board. Kingold and its Board expressed its appreciation for Dr. Orza’s service to the Board.  Kingold has identified several qualified candidates and intends to submit such candidates to the nominating committee of the Board for consideration to fill the vacancy on the Board caused by such resignation. The resignation letter is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein in its entirety by reference.

(d) On February 1, 2011, the Board voted unanimously to appoint H. David Sherman as a director of Kingold, effective immediately, to serve as a director of Kingold until its next annual meeting of stockholders. The Board has determined that Mr. Sherman is and independent director within the meaning set forth in the applicable rules, as currently in effect. Kingold has agreed to pay Mr. Sherman $48,000 for his service as a director in 2011. The biographical information regarding the new director is listed below. On February 3, 2011, Kingold issued a press release announcing the appointment of Mr. Sherman to the Board, a copy of which is attached hereto as Exhibit 99.2.

There are no relationships or related transactions between Mr. Sherman and Kingold that would be required to be reported under Section 404(a) of Regulation S-K. In connection with his appointment, Kingold has entered into indemnification agreements with Mr. Sherman, the terms of which are identical in all material respects to the form of indemnification agreement that Kingold has previously entered into with each of its directors, and was filed with the Securities and Exchange Commission as Exhibit 10.17 to Kingold’s Registration Statement on Form S-1, dated as of June 18, 2010, as amended.

In addition to serving as a director, the Board appointed Mr. Sherman to serve as the Chairman of the audit committee of the Board, a member of the compensation committee of the Board and a member of the nominating committee of the Board. In addition, Mr. Sherman was deemed by the Board to be an “audit committee financial expert” within the meaning of Item 407(d)(5) of Regulation S-K.

Mr. Sherman has served as chairman of the audit committee and a member of the compensation and nominating committees of our board of directors since February 2011.  Mr. Sherman is a U.S. Certified Public Accountant. Since January 2010, he was also a director and chair of the audit committee of China HGS Real Estate Inc., a company that engages in real estate development, primarily in the construction and sale of residential apartments, car parks and commercial properties in mainland China. Since 1985, Mr. Sherman has been a Professor at Northeastern University, College of Business Administration.  From 2007 through 2008, Mr. Sherman was a director and chair of audit committee of China Growth Alliance, Ltd., a business acquisition company formed to acquire an operating business in China. From 1980 through 2006, Mr. Sherman was on the faculty of the MIT Sloan School of Management, an Adjunct Professor of INSEAD (France) and an Adjunct Professor of Tufts Medical School, Department of Public Health.  He also  served as an  Academic Fellow at the  Securities and Exchange Commission from 2004 through 2005.  Mr. Sherman received his Doctorate and MBA from Harvard Business School, and a Bachelor of Arts degree in Economics from Brandeis University.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Resignation letter sent by Dr. Vincent F. Orza to Kingold Jewelry, Inc. on January 28, 2011.
99.2	Press release titled “Kingold Jewelry Announces Appointment and Resignation of Directors to its Board of Directors” issued by Kingold Jewelry, Inc. on February 3, 2011.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereto duly authorized.

Dated:    February 3, 2011

Kingold Jewelry, Inc. By: /s/Bin Liu
Bin Liu Chief Financial Officer and Secretary

EXHIBIT INDEX

99.1	Resignation letter sent by Dr. Vincent F. Orza to Kingold Jewelry, Inc. on January 28, 2011.
99.2	Press release titled “Kingold Jewelry Announces Appointment and Resignation of Directors to its Board of Directors” issued by Kingold Jewelry, Inc. on February 3, 2011.